Exhibit 99.1

K-Swiss Reports First Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--May 6, 2010--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the first quarter ended March 31, 2010. The sale of Royal Elastics on April 30, 2009, is accounted for as a discontinued operation in the Company’s financial results and is excluded from futures orders data for the current and prior-year periods.

Financial Results

Net loss for the first quarter of 2010 was $4,698,000, or $0.13 per diluted share, compared with a net loss of $1,093,000, or $0.03 per diluted share, in the prior-year period.

For the first quarter of 2010, total worldwide revenues decreased 11.0% to $65,870,000 compared with $74,044,000 in the prior-year period. Domestic revenues decreased 21.2% to $23,940,000 in the first quarter, and international revenues decreased 4.0% to $41,930,000 for the same period.

Futures Orders

Worldwide futures orders with start ship dates from April through September 2010 decreased 1.6% to $72,529,000 at March 31, 2010. Domestic futures orders increased 2.7% to $29,115,000 at March 31, 2010. International futures orders decreased 4.3% to $43,414,000 at March 31, 2010. The reported futures orders as of March 31, 2010 do not include any adjustment for potential loss of customer orders associated with the temporary loss of some manufacturing capacity in Thailand.

Thailand Contract Sourcing

In April 2010, the Company’s contract manufacturer in Thailand, one of only three manufacturers utilized by the Company in its global supply chain, ceased operations. As a result, it will not be able to fulfill orders for approximately 700,000 pairs scheduled to be produced during the second and third quarters of 2010. A majority of the pairs were being produced to fulfill orders primarily for Latin America and to a lesser extent Europe. The Company is attempting to secure production capacity in other facilities and secure permanent capacity for the primarily canvas product sourced from the Thailand manufacturer. The Company anticipates delays in replacing capacity and is not certain when and how much capacity will be replaced. Assuming the Company cannot fulfill any customer orders from previously scheduled Thailand production, the Company estimates a total impact of approximately $5,000,000 in lost revenues during the second and third quarters of 2010.

Amended Palladium Purchase Agreement

On May 1, 2010, the Company amended the Share Purchase and Shareholders’ Rights Agreement, dated as of May 16, 2008, as amended by Amendment No. 1 dated June 2, 2009, by and among the seller, Palladium SAS and K•Swiss Inc. to revise the terms of the remaining future purchase price payable in 2013. The future purchase price will be equal to €3,000,000 plus up to €500,000 based on an amount calculated in accordance with a formula driven by Palladium’s EBITDA for the twelve months ended December 31, 2012. In the second quarter of 2010, the Company will recognize the net present value of €3,000,000 in its Consolidated Statement of Earnings/Loss which will accrete to €3,000,000 at December 31, 2012. The €500,000 contingent purchase price will be determined each quarter based on the current quarter’s projection of Palladium’s EBITDA for the twelve months ended December 31 of the current year.

Steven Nichols, Chairman of the Board and President, stated, “We are confident in the direction of the K•Swiss and Palladium brands. While the unexpected short-term loss of capacity in Thailand is disappointing and has cost us some important business, we are continuing to make inroads in Running and Tennis with product innovations and marketing efforts. This is a pivotal year for us as we continue to invest for success in 2011 and beyond, and I’m pleased with how we have begun the year in positioning K•Swiss as the California Sports Company.”

Guidance

For 2010, the Company expects full year consolidated revenues to be 5% to 10% less than 2009. On a year-over-year basis, the Company expects to report decreased revenue in the second and third quarters and an increase in the fourth quarter.

Consolidated gross margin is expected to increase to approximately 43% compared with 35.8% in 2009 due to expected lower closeout sales during 2010 compared to 2009.

Selling, general & administrative expenses are expected to rise to $143 million to $148 million due to increased marketing expenditures. These expenditures will be continually evaluated and could change over time, including the possibility of even greater marketing expenditures depending on available branding opportunities.

Other expense will be charged approximately $3,700,000 in the second quarter due to the Amendment to the Palladium Purchase Agreement.

The tax benefit rate is projected to be approximately 25%. Should the Company be unable to substantiate evidence for realizing the benefit of its deferred tax assets in the second half of the year, the Company might be required to establish a reserve of $10.9 million, plus any deferred tax assets established during the remainder of 2010, if any.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its first quarter 2010 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2902. A replay of this conference call will be available until May 13, 2010, by dialing (402) 977-9140 and entering the passcode, 21463996.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through May 13, 2010.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Palladium brands.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the ability to adequately replace lost manufacturing capacity in Thailand, non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended March 31, 2010, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings/Loss
(In thousands, except earnings per share data)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Revenues	$65,870	$74,044
Cost of goods sold	37,224	45,752
Gross profit	28,646	28,292
Selling, general and administrative expenses	35,282	29,976
Operating loss	(6,636)	(1,684)
Other expense, net	(41)	-
Interest income (expense), net	139	(124)
Loss before income tax benefit and discontinued operations	(6,538)	(1,808)
Income tax benefit	(1,840)	(203)
Loss before discontinued operations	(4,698)	(1,605)
Earnings from discontinued operations, less applicable income tax benefit	-	512
Net loss	$(4,698)	$(1,093)
Basic loss per share	$(0.13)	$(0.03)
Diluted loss per share	$(0.13)	$(0.03)
Weighted average number of shares outstanding
Basic	35,142	34,859
Diluted	35,142	34,859
K•Swiss Inc. Condensed Balance Sheets
(In thousands)

	March 31,
	2010	2009
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$98,260	$184,817
Restricted cash and cash equivalents and restricted investments available for sale	23,000	-
Investments available for sale	61,856	-
Accounts receivable, net	40,481	51,674
Inventories	41,152	65,009
Prepaid expenses and other current assets	3,241	10,303
Income taxes receivable	13,821	-
Deferred income taxes	2,875	6,675
Total current assets	284,686	318,478
PROPERTY, PLANT AND EQUIPMENT, net	21,629	24,835
OTHER ASSETS
Intangible assets	14,888	22,270
Deferred income taxes	11,664	4,291
Other	9,687	8,574
Total other assets	36,239	35,135
	$342,554	$378,448

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and current portion of long-term debt	$5,666	$6,281
Trade accounts payable	13,108	16,045
Accrued income taxes payable	299	1,123
Accrued liabilities	13,920	16,137
Total current liabilities	32,993	39,586
OTHER LIABILITIES
Long-term debt	473	746
Other liabilities	13,720	12,998
Manditorily redeemable minority interest	-	4,417
Total other liabilities	14,193	18,161
STOCKHOLDERS' EQUITY	295,368	320,701
	$342,554	$378,448

CONTACT:
K•Swiss Inc.
George Powlick, Chief Financial Officer, 818-706-5100